Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2017 THIRD QUARTER RESULTS

•	Reports Third Quarter Earnings per Diluted Share of $0.28

•	Declares Quarterly Cash Dividend of $0.15 per Share

EL SEGUNDO, Calif., October 31, 2017 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2017 third quarter ended October 1, 2017.

For the fiscal 2017 third quarter, net sales were $270.5 million compared to net sales of $279.0 million for the third quarter of fiscal 2016. Same store sales decreased 2.9% for the third quarter of fiscal 2017. This compares to a 6.8% increase in same store sales for the third quarter of fiscal 2016. As anticipated, fiscal 2017 third quarter sales comparisons to the prior year reflect a small benefit from the calendar shift related to the Fourth of July holiday.

Gross profit for the fiscal 2017 third quarter was $87.5 million, compared to $89.9 million in the third quarter of the prior year. The Company’s gross profit margin was 32.4% in the fiscal 2017 third quarter versus 32.2% in the third quarter of the prior year, reflecting an increase in merchandise margins of 51 basis points partially offset by higher store occupancy expense as a percentage of sales.

Selling and administrative expense as a percentage of net sales was 28.6% in the fiscal 2017 third quarter versus 27.3% in the third quarter of the prior year. Overall selling and administrative expense for the quarter increased by $1.1 million from the prior year primarily due to higher employee labor and benefit-related expense and expense related to information technology systems and services.

Net income for the third quarter of fiscal 2017 was $6.0 million, or $0.28 per diluted share, compared to net income for the third quarter of fiscal 2016 of $8.2 million, or $0.38 per diluted share. Results for the third quarter of fiscal 2016 included a charge of $0.03 per diluted share for store closing costs.

For the 39-week period ended October 1, 2017, net sales were $766.7 million compared to net sales of $755.0 million in the first 39 weeks of last year. Same store sales increased 1.6% in the first 39 weeks of fiscal 2017 versus the comparable period last year. Net income for the first 39 weeks of fiscal 2017 was $14.1 million, or $0.65 per diluted share, compared to net income for the first 39 weeks of fiscal 2016 of $9.2 million, or $0.42 per diluted share, including $0.07 per diluted share of charges for store closing costs and the write-off of deferred tax assets related to share-based compensation.

“Our third quarter results were in line with our guidance,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Given the challenging and competitive retail environment, we are pleased to have retained a significant portion of the market share gains that we achieved following last year’s competitor store closures in our markets. While our third quarter same store sales declined from the prior year, we achieved two-year stacked quarterly same store sales growth for the period of 3.8%. For the third quarter, same store sales in our hardgoods category declined in the mid-single-digit range, reflecting the continued reduced demand for firearm-related products, and same store sales in our apparel and footwear categories were slightly down. Despite a highly promotional retail environment, we are also pleased to have grown merchandise margins as we benefited from a shift in our product mix.”

Mr. Miller added, “Looking toward the fourth quarter, while consumer spending over the holiday season and winter weather conditions in our markets are difficult to predict, we feel that our business model, which focuses on offering the optimal mix of value, selection, service and convenience to our customers, will continue to serve us well in the current environment.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.15 per share of outstanding common stock, which will be paid on December 15, 2017 to stockholders of record as of December 1, 2017.

Share Repurchases

During the fiscal 2017 third quarter, pursuant to its share repurchase program, the Company repurchased 666,609 shares of its common stock for a total expenditure of $6.8 million. For the year-to-date period through October 1, 2017, the Company repurchased 677,109 shares of its common stock for a total expenditure of $6.9 million. As of October 1, 2017, the Company had $16.5 million available for future repurchases under its $25.0 million share repurchase program.

Guidance

For the fiscal 2017 fourth quarter, the Company expects same store sales to be in the negative low single-digit range and earnings per diluted share to be in the range of $0.16 to $0.28, compared to a same store sales increase of 3.1% and earnings per diluted share of $0.35, including $0.02 per diluted share for a tax benefit related to share-based compensation, in the fourth quarter of fiscal 2016.

Store Openings

During the third quarter of fiscal 2017, the Company closed one store, ending the quarter with 432 stores in operation. The Company anticipates opening three stores in the fourth quarter. For the fiscal 2017 full year, the Company currently anticipates opening six new stores and closing three stores.

Conference Call Information

The Company will host a conference call and audio webcast today, October 31, 2017, at 2:00 p.m. Pacific (5:00 p.m. EDT), to discuss financial results for the third quarter of fiscal 2017. To access the conference call, participants in North America should dial (888) 334-3020, and international participants should dial (719) 457-2698. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through November 7, 2017 by calling (844) 512-2921 to access the playback; passcode is 6969139.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 432 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended October 1, 2017. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, worsening of the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	October 1, 2017	January 1, 2017
ASSETS
Current assets:
Cash	$5,344	$7,895
Accounts receivable, net of allowances of $53 and $42, respectively	8,601	12,200
Merchandise inventories, net	309,331	294,319
Prepaid expenses	11,513	10,085

Total current assets	334,789	324,499

Property and equipment, net	77,694	78,420
Deferred income taxes	21,559	23,699
Other assets, net of accumulated amortization of $1,551 and $1,420, respectively	2,919	2,528
Goodwill	4,433	4,433

Total assets	$441,394	$433,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93,585	$109,314
Accrued expenses	66,035	76,887
Current portion of capital lease obligations	1,782	1,326

Total current liabilities	161,402	187,527

Deferred rent, less current portion	15,983	17,028
Capital lease obligations, less current portion	3,007	1,999
Long-term debt	46,427	10,000
Other long-term liabilities	11,089	11,988

Total liabilities	237,908	228,542

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,922,998 and 24,784,367 shares, respectively; outstanding 21,474,173 and 22,012,651 shares, respectively	249	248
Additional paid-in capital	115,944	114,797
Retained earnings	128,568	124,363
Less: Treasury stock, at cost; 3,448,825 and 2,771,716 shares, respectively	(41,275)	(34,371)

Total stockholders’ equity	203,486	205,037

Total liabilities and stockholders’ equity	$441,394	$433,579

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Net sales	$270,471	$279,015	$766,746	$754,952
Cost of sales	182,923	189,126	516,268	517,841

Gross profit	87,548	89,889	250,478	237,111
Selling and administrative expense (1)	77,358	76,296	226,190	219,774

Operating income	10,190	13,593	24,288	17,337
Interest expense	447	323	1,095	1,204

Income before income taxes	9,743	13,270	23,193	16,133
Income taxes (2)	3,793	5,083	9,139	6,941

Net income (1) (2)	$5,950	$8,187	$14,054	$9,192

Earnings per share:
Basic	$0.28	$0.38	$0.65	$0.43

Diluted (1) (2)	$0.28	$0.38	$0.65	$0.42

Dividends per share	$0.15	$0.125	$0.45	$0.375

Weighted-average shares of common stock outstanding:
Basic	21,324	21,593	21,584	21,607

Diluted	21,355	21,732	21,752	21,790

(1)	In the third quarter and first nine months of fiscal 2016, the Company recorded pre-tax charges of $1.1 million and $1.2 million, respectively, related to store closing costs. These charges reduced net income by $0.7 million, or $0.03 per diluted share, and $0.7 million, or $0.03 per diluted share, respectively.
(2)	In the first half of fiscal 2016, the Company recorded charges of $0.8 million to write off deferred tax assets related to share-based compensation. These charges reduced net income per diluted share by $0.04.